29X Putnam Floating Rate Income Fund attachment
8/31/08 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	5,848
Class B	354
Class C	1,898

72DD2 (000s omitted)

Class M	112
Class R	3
Class Y	1,251

73A1

Class A	0.233626
Class B	0.206011
Class C	0.199124

73A2

Class M	0.226705
Class R	0.222134
Class Y	0.245186

74U1 (000s omitted)

Class A	25,012
Class B	1,591
Class C	9,403

74U2 (000s omitted)

Class M	402
Class R	14
Class Y	5,394

74V1

Class A	8.99
Class B	8.99
Class C	8.99

74V2

Class M	8.99
Class R	8.99
Class Y	8.99



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.